AGREEMENT FOR THE SALE OF VCA-10 CONTRACTS

     AGREEMENT dated as of May 1, 1992, among THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("Prudential"), a New Jersey corporation, THE PRUDENTIAL VARIABLE CONTRACT ACCOUNT-10 ("VCA-10"), a separate account of Prudential registered as an open-end, diversified management investment company under the Investment Company Act of 1940, and PRUDENTIAL ASSET MANAGEMENT COMPANY SECURITIES CORPORATION ("PAMSEC"), a wholly-owned indirect subsidiary of Prudential registered as a broker-dealer under the Securities Exchange Act of 1934.

     WHEREAS, VCA-10 serves as the funding medium for such variable contracts issued by Prudential as may be designated by Prudential as participating therein (the "Contracts"); and

     WHEREAS, Prudential and VCA-10 desire that PAMSEC provide sales and distribution services for the Contracts;

     NOW, THEREFORE, in consideration of the promises and mutual considerations provided here, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. PAMSEC will provide sales and distribution services (the "Services") for the Contracts.

     2. In exchange for the Services, Prudential shall compensate PAMSEC in an amount equal to the commissions and other expenses incurred by PAMSEC in connection with the Services. PAMSEC shall itemize such commissions and expenses at Prudential's request.

     3. Amounts retained by Prudential from the payment of the deferred sales charge under the Contracts shall be applied to the payments to be made by Prudential to PAMSEC for the Services. The deferred sales charge shall be as described in the prospectus for the sale of the Contracts. To the extent that the deferred sales charge does not cover the payments to be made by Prudential to PAMSEC for the services, the difference will be made up from Prudential's surplus.

     4. This agreement shall by approved by the affirmative vote of the VCA-10 Committee, including the specific approval of a majority of the members of the Committee who are not persons affiliated with Prudential, or by a majority of the votes cast by those persons having voting rights in respect of VCA-10, as provided for by the Rules and Regulations of VCA-10. This agreement shall remain in force only so long as its continuance is approved at least annually by such vote of the Committee or persons with VCA-10 voting rights described in the previous sentence.

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     5.  This agreement shall automatically terminate in the event of its assignment by Prudential or PAMSEC.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                   THE PRUDENTIAL INSURANCE COMPANY
                                             OF AMERICA

                                   By: /s/ Dorothy K. Light
                                       -----------------------------
                                        Vice President


                                   THE PRUDENTIAL VARIABLE CONTRACT
                                             ACCOUNT-10

                                   By: /s/ Bruce F. Vane
                                       -----------------------------
                                        Chairman of the Committee


                              PRUDENTIAL ASSET MANAGEMENT COMPANY
                                   SECURITIES CORPORATION

                                   By: /s/ H. R. Hopkins Jr.
                                       -----------------------------
                                        Vice President